Exhibit 2.1

MASTER RECEIVABLES PURCHASE AGREEMENT

among

W.S. BADCOCK CORPORATION

Seller

and

B. RILEY RECEIVABLES, LLC

Purchaser

Dated as of December 20, 2021

TABLE OF CONTENTS

EXHIBITS

EXHIBIT 1	FORM OF MASTER ASSIGNMENT AND CONVEYANCE
EXHIBIT 2	RECEIVABLES SCHEDULE FIELDS
EXHIBIT 3	UNDERWRITING GUIDELINES
EXHIBIT 4	ACCOUNT AGREEMENT FORM
EXHIBIT 5	FORM OF PRESS RELEASE

MASTER RECEIVABLES PURCHASE AGREEMENT

This Master Receivables Purchase Agreement (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of December 20, 2021 is by and between B. RILEY RECEIVABLES, LLC, a Delaware limited liability company, as purchaser (“Purchaser”) and W.S. BADCOCK CORPORATION, a Florida corporation, as seller (“Seller”).

Recitals

WHEREAS, Seller desires to sell to Purchaser, from time to time, and Purchaser desires to purchase from Seller, from time to time, during the term of this Agreement, certain Receivables on various Closing Dates;

WHEREAS, each Receivable to be sold to Purchaser will be identified on the Receivables Schedule provided by Seller.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and Purchaser and Seller agree as follows:

Section 1.                Definitions. Unless the context shall clearly indicate some other meaning, terms used in this Agreement shall have the meanings assigned thereto in the recitals above or specified in this Section 1 or, if not defined in this Section 1, in the Servicing Agreement.

Account: A revolving credit account identified on the Receivables Schedule delivered on the Initial Closing Date, originated by Seller prior to the Initial Closing Date under the Account Program to fund the purchase by a Buyer of Furniture, any Insurance, and related products and services.

Account Agreement: For each Account, the Badcock Easy Purchase Plan Credit/Security Agreement establishing the creditor-debtor relationship between Seller and the related Buyer substantially in the forms collectively attached as Exhibit 4 to this Agreement, as amended from time to time.

Account Documents: (i) The Account Agreements, (ii) any applicable Insurance election form and (iii) all other agreements or documents evidencing, securing, guarantying, governing or giving rise to such Account, including, without limitation, any third-party guarantees, any other credit enhancement rights, which Seller or Servicer may have received.

Account File: An Electronic Account File or a Physical Account File.

Account Program: The program through which Seller originates Accounts to Buyers that were originated by such for purposes of purchasing Furniture and related products and services, which program may be amended or changed by Seller from time to time.

Adjustment Amount: With respect to any Receivable purchased by Purchaser, an amount equal to all Collections received by Seller for the period after the applicable Cutoff Time through the Applicable Closing Date (whether applied to principal, interest, late charges or other amounts on or in respect of such Receivable).

Affiliate: With respect to any Person, any other Person controlling or controlled by or under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person.

AML-BSA Laws: Collectively (i) the Bank Secrecy Act of 1970, as supplemented by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, and any rules and regulations promulgated thereunder; and (ii) any other applicable Laws relating to customer identification, anti-money laundering or preventing the financing of terrorism and other forms of illegal activity, each as amended.

Applicable Closing Date: With respect to any Eligible Receivable, the Closing Date on which such Eligible Receivable was or will be purchased by Purchaser.

Back-Order Receivable: Any Receivable as to which the related Furniture is on back-order or otherwise unavailable for delivery to the applicable Buyer as of the Initial Closing Date.

Bankruptcy Code: Title 11 of the United States Code, as amended.

Business Day: Any day other than: (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions in the States of New York or Delaware are authorized or obligated by Law or executive order to be closed, or (iii) any other day on which commercial banking or Federal institutions in New York are authorized or obligated by law or executive order to be closed.

Buyer: Any maker, co-maker, guarantor, or other obligor that is a party to an Account Agreement or otherwise obligated to make payments with respect to an Account.

Claim: Any claim, counterclaim, assessment, action, cause of action, litigation, suit, proof of claim, including a proof of claim filed in a bankruptcy proceeding, demand or complaint.

Closing Date: Each date on which Seller sells, and Purchaser purchases, Receivables under this Agreement during the Purchase Period, as agreed by the parties.

Collections: With respect to all Receivables, all cash collections and other cash proceeds of such Receivable received on or after the related Cutoff Time, regardless of how such collections or cash proceeds are reflected on Seller’s books and records, including (i) Principal Collections, (ii) Interest Collections, (iii) Liquidation Proceeds, including recoveries on Defaulted Receivables (iv) Net Insurance Amounts, and (vi) any other fees, charges or proceeds received in connection with such Receivable.

Confidential Information: The terms and conditions of this Agreement and any proprietary non-public information of a party hereto that is furnished to the other party hereto in connection with this Agreement or the transactions contemplated hereby, including but not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to such other party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a party or to which a party is given access pursuant to this Agreement by the other party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential, as well as any Consumer Information. Information (other than Consumer Information) that is made available to the general public, received from independent sources, already in possession of the receiving party prior to disclosure hereunder or that is independently developed without the use of Confidential Information shall not be considered Confidential Information.

Consumer Information: Any “nonpublic personal information” (as such term is defined in the Gramm-Leach-Bliley Act and/or the regulations implementing the provisions thereof) and other personally identifiable information relating to Buyers or applicants.

Cutoff Time: With respect to the Initial Closing Date, 11:59 p.m., New York time on December 15, 2021, with respect to the Second Closing Date, 11:59 p.m., New York time on December 24, 2021, and with respect to each Closing Date thereafter, the time that is 11:59 p.m., New York time, two Business Days prior to such Closing Date.

Dealer Fees: Fees paid by Seller in the ordinary course of business under dealer agreements in connection with the origination of an Account, provided that Dealer Fees shall not include any portion of the Net Insurance Amounts.

Defaulted Receivable: Any Receivable as to which any of the following is true:

(a) an Insolvency Event has occurred with respect to the related Buyer;

(b) the Servicer has determined, in accordance with the Underwriting Guidelines, that all or any portion of such Receivable has been placed on non-accrual status, is not collectible, or any or all of the principal amount due under such Receivable is reduced or forgiven;

(c) as at the end of any month, such account is 330 days or more past due;

(d), the related Furniture has been repossessed, or detached from the related residence, in whole or in part; or

(e) the Account Documents with respect to such Receivable are amended, restructured, modified or waived so as to avoid a payment default (excluding any (i) waiver of any NSF fees or other administrative fees accrued with respect to such Receivable, (ii) write-off of any other amounts in connection with a payoff of such Receivable that does not exceed $100.00 or (iii) payment arrangements offered to Buyers as outlined in the Underwriting Guidelines).

Deferred Purchase Price: With respect to Receivables purchased on the Second Closing Date, the portion of the Purchase Price for which there is insufficient Collections to be debited pursuant to Section 5(a) hereof provided that such amount shall not exceed 20% of the Purchase Price for such Receivables sold on the Second Closing Date.

Effective Date: The date of this Agreement.

Electronic Account Documents: any Account Documents in electronic form.

Electronic Account File: A file containing Electronic Account Documents.

Eligible Receivable: Any Receivable related to an Account originated by Seller for sale to Purchaser under this Agreement on or prior to the applicable Cutoff Time for which, on the related Applicable Closing Date, the Receivable and Account representations, warranties and covenants set forth in Section 9 are true and correct.

Furniture: The furnishings and other consumer goods sold by Seller or any Affiliate of Seller and purchased by a Buyer funded pursuant to an Account Agreement.

Governmental Authority: Any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto or any department, commission, board, court, tribunal, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Consumer Financial Protection Bureau, the United States Federal Trade Commission and any local, state or federal governmental or regulatory authority having jurisdiction or exercising regulatory authority or similar oversight with respect to Seller, Purchaser or Servicer.

Holder Rule: The Federal Trade Commission Trade Regulation Rule Concerning the Preservation of Consumers’ Claims and Defenses that appears in 16 C.F.R. Part 433.

Initial Closing Date: December 20, 2021.

Initial Purchase Price: $400 million.

Initial Receivables Pool: All Eligible Receivables in existence at the Cutoff Time immediately preceding the Initial Closing Date.

Insolvent: As to any Person, has the meaning set forth in Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable Insolvency Law now or hereafter in effect, or the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (d) the making by such Person of any general assignment for the benefit of creditors, or (e) the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insurance: With respect to an applicable Receivable in an Account, a consumer personal property insurance or credit protection insurance policy issued by LOTSolutions Inc., Insurance Company of the South, Lyndon Southern Insurance Company, Life of the South Insurance, 4Warranty Corporation, The Service Doc Inc. or other insurance provider approved by Purchaser covering the Furniture sold by Seller to a Buyer at the time of purchase of the related Furniture.

Insurance Premium: The periodic premium amount related to Insurance, if any, owed by a Buyer that relates to any applicable Receivable sold to Purchaser.

Insurance Retro Commission: Any retroactive commission, residual or similar payment payable to Seller by an insurer in respect of Insurance that relates to any applicable Receivable sold to Purchaser.

Interest Collections: All interest payments and finance charges received from Buyers, including any late fees, returned check fees and any other fees, charges or other obligations of Buyers paid and owed to Purchaser.

Interest Rate: With respect to each Receivable, the fixed annual rate or rates of interest provided for in the related Account Agreement.

Investment Company Act: The Investment Company Act of 1940, as amended.

Laws: All local, state and federal statutes, laws and ordinances applicable to the Accounts and Receivables, Seller, Purchaser, or Servicer and any implementing regulations thereunder (including without limitation the underwriting, origination, servicing, ownership, holding, acquisition, and sale of the Accounts or Receivables); any order, decision, injunction or similar pronouncement of any court, tribunal or arbitration panel issued with respect to the Accounts or Receivables, Seller, Purchaser, Servicer or any and any regulations, policy statements and any similar pronouncement of any Governmental Authority having jurisdiction with respect to the Accounts or Receivables or the acts of Seller, Purchaser, or Servicer.

Liquidation Proceeds: Any cash received with respect to a Defaulted Receivable.

Master Assignment and Conveyance: An assignment and conveyance of the Receivables purchased pursuant to this Agreement in the form annexed hereto as Exhibit 1.

Material Adverse Effect: A material adverse change in (i) the business, assets, operations, or financial condition of Seller or its ability to perform its obligations under this Agreement; or (ii) with respect to the Receivables, the legality, validity binding effect or enforceability of this Agreement or any other Program Agreements or the validity, enforceability, value, binding effect or collectability of any of the Receivables sold to Purchaser pursuant to this Agreement.

Maximum Par Receivable Purchase Amount: $40 million.

Net Insurance Amounts: With respect to any Receivable sold to Purchaser, (i) 23% of the Insurance Premium and (ii) all Insurance Retro Commissions.

Notice of Termination: A written communication from either Seller or Purchaser to the other party indicating its intention to terminate this Agreement pursuant to the provisions of Section 3.

OFAC: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Parent Company of Seller: Franchise Group, Inc.

Par Receivable: Any Receivable originated by Seller after the first Cutoff Time to a Buyer who had an Account with Seller prior to the first Cutoff Time, whether or not such Account had a zero balance as of the first Cutoff Time.

Parent Guaranty: A guaranty in form and substance satisfactory to Purchaser under which the Parent Company of Seller shall unconditionally guarantee the payment of Seller’s monetary obligations hereunder and under the Servicing Agreement, including (without limitation) Seller’s obligations under Sections 10 and 11 of this Agreement.

Person: An individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Physical Account Documents: any Account Documents in physical, non-electronic form.

Physical Account File: A file containing Physical Account Documents

Principal Collections: All principal payments received from Buyers, including any Principal Prepayments and any other scheduled and unscheduled principal payments, but not including recoveries on Defaulted Receivables.

Principal Prepayment: Any payment or other receipt of principal on a Receivable which is received in advance of its scheduled due date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Proceeding: Any action, suit, petition, administrative or regulatory investigation or other similar proceeding, whether civil or criminal, at law or in equity, before any court, arbitrator or Governmental Authority.

Program Agreements: This Agreement, the Servicing Agreement and any other agreement entered into by Purchaser and Seller related to the sale and purchase of Receivables contemplated herein.

Provider Premium: With respect to any Receivable that includes an Insurance Premium, that portion of the Insurance Premium payable to the provider of the Insurance.

Purchase Period: means the period commencing on the Initial Closing Date and ending on the earliest to occur of (i) the date that is ninety (90) consecutive days after the Effective Date, or such later date as Seller and Purchaser may specify in writing in their sole discretion, and (ii) delivery of a Notice of Termination pursuant to Sections 3(b) or 3(c) hereof.

Purchase Price: With respect to (i) the Initial Receivables Pool and Net Insurance Amounts related thereto, the Initial Purchase Price, (ii) any Eligible Receivable not in the Initial Receivables Pool that is a Par Receivable and Net Insurance Amounts related thereto, the Unpaid Amount of such Par Receivable, and (iii) any other Eligible Receivable not in the Initial Receivables Pool and Net Insurance Amounts related thereto, the product of (A) 75% and (B) the Unpaid Amount of such Receivables, it being understood that (in each instance) the Purchase Price shall reflect the price paid for both the Eligible Receivables and Net Insurance Amounts sold.

Receivable: As of any date of determination, the beneficial interest in any right to payment from or on behalf of any Buyer arising under an Account with such Buyer, and identified on the applicable Receivables Schedule, and any Collections in respect thereof.

Receivables Collateral: As defined in Section 7(b).

Receivables Schedule: Collectively, (i) the schedule, attached to this Agreement, of the Initial Receivables Pool that Seller intends to sell to Purchaser on the Initial Closing Date, and for each other Closing Date (ii) the schedule provided as of Cutoff Time for the Applicable Closing Date, in each case substantially in the form of Exhibit 2, with respect to each such Receivable.

Related Property: With respect to a Receivable, Seller’s interest in any property or other assets of the Buyer thereunder pledged as collateral to secure the repayment of such Receivable, including, without limitation, the Furniture and all proceeds thereof.

Repurchase Price: With respect to any Receivable that has been purchased by Purchaser under this Agreement, on the date of any repurchase, an amount equal to the sum of (i) (A) in the case of any Receivable that was in the Initial Receivables Pool or is a Par Receivable, the Unpaid Amount of such Receivable and (B) in the case of any other Receivable the product of 75% and the Unpaid Amount of such Receivable; provided that in each case, in the event that such Receivable is a Defaulted Receivable, the Unpaid Amount of such Receivable on the date of repurchase shall be the Unpaid Amount of such Receivable prior to it becoming a Defaulted Receivable; (ii) any accrued and unpaid interest and fees associated with such Receivable; and (iii) any accrued and unpaid Net Insurance Amounts.

Sanctions Laws: Any applicable Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced by OFAC from time to time, including without limitation Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and OFAC’s Specially Designated Nationals and Blocked Persons List.

Scheduled Payment: With respect to any Receivable, the periodic payments payable under the terms of the related Account Documents (which shall include all payments of principal and interest).

Second Closing Date: The next Closing Date occurring after the Initial Closing Date.

Seller’s Knowledge: The knowledge, after reasonable and diligent inquiry, of the Persons with the titles or positions of Chief Legal Officer and Vice President of Retail Operations.

Servicer: W.S. Badcock Corporation, in its capacity as servicer, or any successor thereto under the terms of the Servicing Agreement.

Servicer Termination Event: Servicer Termination Event shall have the meaning given to such term in the Servicing Agreement.

Servicing Agreement: The Servicing Agreement, dated as of the date hereof, by and between Servicer and Purchaser, as amended, restated, supplemented or otherwise modified from time to time.

Servicing Manual: Servicer’s servicing manual as amended, modified and/or supplemented from time to time in accordance with the Servicing Agreement.

Servicing Records: With respect to any Receivable, all of the documents and records related to or required for the servicing of such Receivable kept in the ordinary course of business by Servicer.

State Licenses: Any state licenses, permits, approvals, orders or other authorizations required to be obtained or held by Seller from, or any registrations by Seller required to be made with, applicable state licensing agencies or similar bodies in order for Seller to enter into an Account Agreement, originate an Account, sell a Receivable, and service an Account may be obtained.

UCC: the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that to the extent that the UCC is used to define any term herein or in any Program Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that, in the event that, by reason of mandatory provisions of laws, any or all of the attachment, perfection or priority of, or remedies with respect to, Purchaser’s lien on any Receivables Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Underwriting Guidelines: The written underwriting criteria, credit and collection policies, program guidelines, program eligibility criteria and other related procedures governing the origination, documentation, collection, modification, charge-off and administration of Accounts by Seller, attached hereto as Exhibit 3.

Unpaid Amount: The original principal amount of a Receivable representing the portion of the purchase price and taxes financed by a Buyer to purchase Furniture and related services less all payments received from the Buyer with respect to such Receivable which are allocated to principal as reported in the servicing system of Servicer.

Volcker Rule: Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 2.                Commitments.

(a)         Agreement to Purchase Receivables. Subject to and pursuant to the terms of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase, Eligible Receivables and related Net Insurance Amounts from time to time during Purchase Period, on each Closing Date as listed in the applicable Receivables Schedule. Notwithstanding anything to the contrary herein, (i) the Purchase Price of all Par Receivables not in the Initial Receivables Pool and related Net Insurance Amounts shall not exceed the Maximum Par Receivable Purchase Amount, and (ii) the Purchase Price for all Receivables and related Net Insurance Amounts not in the Initial Receivables Pool will be paid solely by debits from Collections owed to Purchaser. Purchaser is not purchasing any Account related to any purchased Receivable and all obligations under each Account remain solely with Seller.

Section 3.                Term, Termination.

(a)         Term. The obligation to purchase the Receivables pursuant to this Agreement shall commence as of the Effective Date and terminate at the end of the Purchase Period, unless this Agreement is terminated earlier by either party pursuant to the terms of Section 3(b) or Section 3(c).

(b)         Termination by Seller. This Agreement may be terminated by Seller prior to the end of the Purchase Period by delivering a Notice of Termination to Purchaser upon the occurrence of any one or more of the following events, and such termination will be effective upon receipt of such Notice of Termination by Purchaser:

(i)               If any representation or warranty made by Purchaser as set forth in Section 8(b) proves not to have been true and correct as of the date when made;

(ii)              If Purchaser materially breaches any covenant or agreement contained in this Agreement, and if susceptible to cure, Purchaser has not cured such breach within a period of thirty (30) consecutive days after Seller has given written notice of the breach to Purchaser, or if not susceptible to cure, after the passage of a period of thirty (30) consecutive days after Seller has given written notice of the breach to Purchaser; or

(iii)              If Purchaser (A) makes a general assignment for the benefit of its creditors, (B) has any Proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Laws relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (C) takes any corporate action to authorize any of the actions set forth above in (A) through (B) above.

(c)         Termination by Purchaser. This Agreement may be terminated by Purchaser prior to the end of the Purchase Period by delivering a Notice of Termination to Seller upon the occurrence of any one or more of the following events of default (each, an “Event of Default”), and such termination will be effective upon receipt of such Notice of Termination by Seller:

(i)               If any representation or warranty made by Seller as set forth in Section 8(a) or Section 9 proves not to have been true and correct in all material respects as of the date when made;

(ii)              If Seller breaches any other covenant or agreement contained in this Agreement, and if susceptible to cure, Seller has not cured such breach within a period of thirty (30) consecutive days after Purchaser has given written notice of the breach to Seller or if not susceptible to cure, after the passage of a period of thirty (30) consecutive days after Purchaser has given written notice of the breach to Seller;

(iii)             Seller shall fail to make any payment in accordance with the terms of this Agreement and such failure shall continue for more than five (5) Business Days after Seller’s receipt of Purchaser’s written demand that Seller cure such failure;

(iv)             If Seller (A) makes a general assignment for the benefit of its creditors or admits in writing it is Insolvent, (B) has any Proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Laws relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (C) takes any corporate action to authorize any of the actions set forth above in (A) through (B) above;

(v)              If termination of the Agreement is required or requested by any Governmental Authority, or if Purchaser determines in good faith in its sole discretion, as supported by the legal advice of counsel for Purchaser, that its actions contemplated under this Agreement or the actions or activities of Seller violate any applicable Laws;

(vi)             If any regulatory inquiry (other than a routine regulatory examination or a complaint involving a single Buyer ), investigation, enforcement action or litigation is commenced or order or judgment is imposed on or issued against Seller or any agent or other representative of Seller, in each case which could reasonably be expected to have a Material Adverse Effect;

(vii)            If Purchaser discovers (A) any non-compliance with Laws applicable to the Accounts originated by Seller, the Receivables sold under this Agreement to Purchaser, or the transactions contemplated by this Agreement by Seller, as supported by the legal advice of counsel for Purchaser, or (B) any breach of any of the representations and warranties set forth in Section 9 with respect to a material portion of the Receivables purchased by Purchaser (any such non-compliance with Laws, breach or event, a “Defect”) and such Defect is not cured to the satisfaction of Purchaser within thirty (30) consecutive days after notice of such Defect is given to Seller by Purchaser (the “Audit Cure Period”) or, as reasonably determined by Purchaser, is not curable.

(viii)          Any Servicer Termination Event.

(ix)             An event has occurred which has led to a Material Adverse Effect in the good faith determination of Purchaser.

(x)             Franchise Group, Inc. shall fail to own and control, in the aggregate, more than 51% of the outstanding equity interest Seller or shall fail to own and control the right to appoint a majority of the Board of Directors of Seller (or comparable governing body).

Upon the occurrence of an Event of Default, Purchaser is not obligated to purchase Receivables until such time as Seller has cured (or Purchaser has waived) such Event of Default.

(d)         Remedies cumulative. Purchaser’s and Seller’s respective rights to terminate this Agreement pursuant to this Section 3 shall not affect the availability of any other right or remedy under this Agreement, including those set forth in Section 10 or Section 11, at law or in equity.

Section 4.                Modifications of Account Program. Seller shall not modify or change any forms of Account Documents, the Underwriting Guidelines, the form of Program Agreements, the Account Agreement, or the Account Program in any manner that could reasonably be expected to result in a Material Adverse Effect on any Receivable to be sold to Purchaser hereunder without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Seller shall notify Purchaser of any proposed material changes to the forms of Account Documents, the Underwriting Guidelines, the form of Program Agreements, or the Account Program at least ten (10) Business Days prior to such proposed change. Seller shall notify Purchaser of any immaterial changes to the forms of Account Documents, Underwriting Guidelines, the form of Program Agreements, or the Account Program prior to a purchase of any Receivables originated under or otherwise subject to any such changed document at least ten (10) Business Days prior to such proposed change. Without limiting the foregoing, Seller shall not modify the terms of any Accounts related to Receivables such that more than 3% of the applicable Accounts are “zero interest” or “low interest” Accounts. Further, Seller shall not sell any Account related to a Receivable sold to Purchaser or merge such Account into one not related to a Receivable, unless (in each instance) the Unpaid Amount of such Receivable sold to Purchaser has been paid in full.

Section 5.                Sale and Closing Procedures.

(a)         Receivables Schedule. At least one Business Day prior to each Closing Date, Seller shall deliver to Purchaser a Receivables Schedule, which may be as frequently as bi-weekly, or, in the case of the Second Date, less than two weeks following the Initial Closing Date, listing Receivable-level information and Receivables that Seller intends to sell to Purchaser. Purchaser may review the Receivables Schedule to ensure compliance with applicable representations and warranties prior to the Closing Date for such Receivables. On the Initial Closing Date, Purchaser shall wire the Purchase Price for the Initial Receivables Pool and related Net Insurance Amounts to Seller. On each Closing Date thereafter Purchaser’s obligation to pay the applicable Purchase Price shall be effected solely by debiting, and Purchaser hereby authorizes Seller to so debit, such Purchase Price from Collections owed to Purchaser, to the extent of available funds in possession of the Servicer pursuant to the Servicing Agreement. Solely with respect to the Second Closing Date, to the extent available funds in the possession of the Servicer are insufficient to pay the pay the Purchase Price in full on such date, a portion of the Purchase Price may be paid as a Deferred Purchase Price (it being understood that the Purchase Price for the Receivables to be sold on the Second Closing Date, less the Deferred Purchase Price, shall not exceed the amount of Collections then in possession of the Servicer). Seller shall debit any Deferred Purchase Price from Collections within 5 Business Days of receipt thereof until the outstanding balance of the Deferred Purchase Price is reduced to zero. Purchaser shall have no liability for any shortfall of available Collections.

(b)         Purchase and Sale of Receivables. The closing for each sale of Receivables and related Net Insurance Amounts hereunder shall take place on each Applicable Closing Date that occurs during the Purchase Period. Subject to the terms and conditions of this Agreement, on each Applicable Closing Date, (i) Seller shall sell, transfer, assign, set over and convey to Purchaser, and Purchaser shall purchase and receive, all beneficial rights, legal title and interest of Seller in and to the Receivables and related Net Insurance Amounts set forth in the Receivables Schedule, (ii) Purchaser shall pay the Purchase Price to Seller as set forth in 5(a) and (iii) immediately upon receipt by Seller of the applicable Purchase Price, Purchaser shall become, for all purposes, the owner of such Receivables and related Net Insurance Amounts. Upon payment of the Purchase Price, Purchaser shall own and be entitled to receive all Collections with respect to each Receivable and related Net Insurance Amounts purchased. For the avoidance of doubt, Purchaser shall own and be entitled to receive all Collections with respect to each Receivable and Net Insurance Amounts sold on the Second Closing Date notwithstanding the inclusion of a Deferred Purchase Price. All Collections, including the Net Insurance Amounts, shall be paid to Purchaser at the times and in the manner specified in the Servicing Agreement.

(c)         Delivery of the Account Files. For each Receivable purchased by Purchaser on the Closing Date Seller mark each Receivable on Seller’s books and records as property of Purchaser. Seller shall deliver to Purchaser the Electronic Account File or in the case of Physical Account Files, copies of the Physical Account Files, upon request.

(d)         Calculation and Payment of Adjustment Amount. Seller shall provide Purchaser with its calculation of the Adjustment Amount for all purchased Receivables in the Remittance Report for the first full Collection Period following such purchase. Any such Adjustment Amount shall be treated as Collections and applied as set forth in the Servicing Agreement. The parties’ obligations under this Section 5(d) shall survive termination of this Agreement until all payment obligations pursuant to this Section 5(d) have been satisfied.

(e)         Modification of Unpaid Amount. Without limiting Purchaser’s rights under Section 10 hereof, if the Servicer adjusts downward the principal balance of any Receivable because of a rebate, refund, unauthorized charge or billing error to a Buyer, or because such Receivable was created in respect of Furniture which was refused or returned by a Buyer, then, in any such case, the amount of Unpaid Amount of the Receivable used to calculate any amount required herein to be calculated by reference to the Unpaid Amount of the Receivable, will be reduced by the principal amount of the adjustment.

Section 6.                Conditions to Each Closing. The closing for the purchase and sale of Eligible Receivables to be sold to Purchaser on each Applicable Closing Date shall be subject to each of the following conditions:

(a)         Each Receivable to be purchased on such Applicable Closing Date qualifies as an Eligible Receivable;

(b)         Seller shall have marked its records evidencing such Receivables to indicate the sale of such Receivables to Purchaser;

(c)         Each of the representations and warranties of Seller and Servicer contained in this Agreement, the Servicing Agreement or any other related agreement shall be true and correct as of the Applicable Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date);

(d)         No Event of Default or Servicer Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such purchase;

(e)         To the extent applicable, each secured party (including any party that has a precautionary security interest in such Receivable) has released all of its right, title and interest in, to and under each such Receivable (including any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of each such Receivable and, to the extent applicable, Purchaser has received a lien release and/or acknowledgement of Purchaser’s lien in form and substance satisfactory to Purchaser in its sole discretion;

(f)          Seller shall have performed and complied with each covenant, obligation and agreement required by this Agreement to be performed or complied with by it on or before the Applicable Closing Date;

(g)         Seller shall have delivered to Purchaser a Receivables Schedule with respect to the Receivables to be purchased on such Closing Date;

(h)         The Servicing Agreement is in effect and no notice of intention to terminate the Servicing Agreement has been delivered to Servicer;

(i)          Seller and Purchaser shall have duly executed and delivered to Purchaser a Master Assignment and Conveyance for each Closing Date;

(j)          In the case of each Par Receivable purchased by Purchaser on a Closing Date after the Initial Closing Date, such Par Receivable arises under an Account identified on the Receivables Schedule delivered prior to the Initial Closing Date;

(k)         The aggregate Purchase Price of Par Receivables purchased by Purchaser on a Closing Date after the Initial Closing Date would not exceed the Maximum Par Receivable Purchase Amount;

(l)          The purchase of the Receivables and related Net Insurance Amounts by Purchaser will occur during the Purchase Period;

(m)         Purchaser shall have received favorable opinions of counsel to Seller, in form and substance satisfactory to Purchaser with respect to corporate and true sale matters;

(n)         Purchaser shall have received the duly executed and delivered Parent Guaranty;

(o)         For any Closing Date subsequent to the Second Closing Date, no Deferred Purchase Price shall be unpaid and Seller shall receive the applicable Purchase Price pursuant to Section 5(a) for such Closing Date.

Section 7.                True Sale; Grant of Security Interest; Enforcement

(a)         Each of Seller and Purchaser intends and agrees that the transactions contemplated hereby are intended to be and shall constitute true sales of the Receivables and related Net Insurance Amounts transferred pursuant to Section 2 above, and are not intended to be financings or loans by Purchaser to Seller. The parties shall treat such transactions as a purchase and sale of each Receivable and related Net Insurance Amounts for tax, accounting and all other applicable purposes. The sale of each of the Receivables and related Net Insurance Amounts pursuant to Section 2 above transfers to Purchaser all of Seller’s beneficial right, legal title and interest in and to such Receivable and related Net Insurance Amounts and Seller will not retain any residual rights with respect to the Receivables and related Net Insurance Amounts other than as set forth in this Agreement.

(b)	Purchaser shall file a Uniform Commercial Code financing statement with respect to the sale of the Eligible Receivables consistent with Section 9-109(a)(3) of the Uniform Commercial Code. Notwithstanding the intent of the parties, in the event that the transactions contemplated hereby are construed to be financings by Purchaser to Seller or the Receivables are determined or held to be property of Seller, then: (i) Seller hereby grants to Purchaser a present and continuing security interest in and to the following, whether now existing or hereafter created, (A) all Receivables and Related Property, (B) all of the related Account Documents for such Receivables, (C) the Net Insurance Amounts and (D) all proceeds and rights to receive proceeds of the Receivables (collectively, the “Receivables Collateral”); (ii) this Agreement shall also be deemed to be a security agreement within the meaning of Article 9 of the Uniform Commercial Code; (iii) the transfers of the Receivables provided for herein shall be deemed to be a grant by Seller to Purchaser of a first priority lien upon and security interest in all of Seller’s right, title and interest in and to the Receivables Collateral; (iv) the possession by Purchaser of the Receivables and related Account Documents and such other items of property that constitute instruments, chattel paper, money, or negotiable documents shall be deemed to be “possession by the secured party” for purposes of perfecting the lien or security interest pursuant to the UCC, including Section 9-313 of the UCC; (v) Purchaser is hereby authorized to take all necessary or appropriate actions to perfect its security interest in the Receivables Collateral and shall file financing statements on form UCC-1 naming Purchaser as secured party/buyer and Seller as debtor/seller, and identifying the Receivables Collateral as collateral therein; and (vi) notifications to Persons holding such property and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of Purchaser for the purpose of perfecting such lien or security interest under the UCC. Any assignment of the interests of Purchaser in the Receivables pursuant to any provision hereof shall also be deemed to be an assignment of any lien or security interest created hereby in the Receivables Collateral.

(c)         From and after the Applicable Closing Date, Seller shall not create or permit any security interest in the Receivables Collateral, except in favor of Purchaser or as may be directed by Purchaser and, if necessary, shall modify any previously executed loan or security agreement to eliminate any security interest granted in the Receivables Collateral, including without limitation any security interest in such Receivables Collateral as proceeds or as after-acquired property. Without limiting the foregoing, if the Receivables are subject a previous financing, including on the Applicable Closing Date, Seller shall obtain a written release from with respect to the Receivables Collateral, in form and substance reasonably satisfactory to Purchaser and shall not enter into, amend or modify any agreement related to the Receivables Collateral in any manner that would adversely affect Purchaser’s rights in the Receivables Collateral.

(d)         To the extent consistent with this Agreement, Seller and Purchaser shall take such actions as may be deemed reasonably necessary or appropriate such that, if this Agreement were deemed to create a lien upon or security interest in the Receivables Collateral and all such reasonably necessary or appropriate actions had been taken, such lien or security interest would be deemed to be a perfected security interest of first priority under applicable Laws and will be maintained as such throughout the term of this Agreement, including, without limitation, the execution and delivery by Seller to Purchaser of all assignments, security agreements, financing statements and other documents Purchaser reasonably requests, in form and substance reasonably satisfactory to Purchaser.

Section 8.                Representations and Warranties Regarding Seller and Purchaser.

(a)         Seller Representations and Warranties. Seller hereby represents, warrants and covenants to Purchaser as of the date hereof and as of the Applicable Closing Date as follows:

(i)               Seller is duly organized, validly existing and in good standing under the laws of the state of Florida. Seller is duly qualified and in good standing in each state where the nature of its business or the character of its properties makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect and Seller is taking all commercially reasonable actions necessary to remedy such failure to be so qualified or in good standing. Seller is licensed and registered in each state where the nature of its business or the character of its properties makes such licensing or registration necessary.

(ii)              Seller has the full power and authority to originate, hold and sell each Receivable to be sold to Purchaser hereunder and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(iii)             The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement do not and will not (A) violate Seller’s organizational documents, (B) constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which Seller is a party or which may be applicable to Seller or its assets where such default, breach or acceleration could reasonably be expected to have a Material Adverse Effect or (C) violate any Laws applicable to Seller or its assets.

(iv)              Seller is, and throughout the term of this Agreement will remain, (A) in compliance in all material respects with all Laws applicable to Seller that relate to the Receivables to be sold to Purchaser and the Buyers in respect of such Receivables or Seller’s performance of its obligations under this Agreement and (B) except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, in compliance with all other Laws applicable to Seller or its assets.

(v)               There are no Claims or Proceedings pending, or to Seller’s Knowledge, threatened against Seller before any Governmental Authority (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Receivables to be sold to Purchaser or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement.

(vi)              No consents, licenses, registrations, permits, approvals, authorizations, orders or State Licenses (collectively, “Permits”) of any Governmental Authority or other Person are required for the operation of Seller’s business, the execution, delivery and performance by Seller of, or compliance by Seller with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such Permits, if any, that have been obtained prior to the date hereof. Throughout the term of this Agreement, Seller shall comply with and maintain in full force and effect all such Permits. All such Permits are in full force and effect, no violations are or have been recorded with respect to any such Permits, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that may terminate, revoke, or limit any such Permits.

(vii)             Seller is not Insolvent and will not be rendered Insolvent by the sale of Receivables on the Applicable Closing Date. Seller is not the subject of any Insolvency Event. Seller is not selling any Receivables with any intent to hinder, delay or defraud any of its creditors. The consideration received by Seller upon the sale of the Receivables constitutes reasonably equivalent value (as such term is used in Section 548 of the Bankruptcy Code) and fair consideration (as such term is defined and used in the New York Debtor and Creditor Law Sections 272-279) for such Receivables.

(viii)             Seller is not (i) a “covered fund” under the Volcker Rule, or (ii) an “investment company” or a company “controlled” by an investment company with the meaning of the Investment Company Act.

(ix)               Seller has not employed any broker or finder or incurred any liability for any brokerage fee, commission or finder’s fee or similar fees, commissions or reimbursement expenses in connection with the sale of Receivables contemplated by this Agreement.

(x)                The Initial Receivables Pool, as set forth on the initial Receivables Schedule, contains all of Seller’s Eligible Receivables as of the Cutoff Time immediately preceding the Initial Closing Date and does not contain any Back-Order Receivables.

(xi)               The Purchase Price received by Seller on a Closing Date represents the fair market value of the Receivables sold on such Closing Date.

(b)         Purchaser Representations and Warranties. Purchaser hereby represents, warrants and covenants to Seller as of the date hereof and each Applicable Closing Date:

(i)                 Purchaser is duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser is duly qualified, in good standing, and, where required, licensed, in each state where the nature of its business or the character of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on Purchaser’s ability to enter into or perform its obligations under this Agreement;

(ii)                Purchaser has the full power and authority to purchase each Receivable sold by Seller hereunder and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. Purchaser has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(iii)               The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement will not (A) violate Purchaser’s organizational documents, (B) constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which Purchaser is a party or which may be applicable to Purchaser or its assets or (C) violate any Laws applicable to Purchaser;

(iv)                There are no Claims or Proceedings pending, or to Purchaser’s knowledge, threatened against Purchaser before any Governmental Authority, (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Receivables to be sold to Purchaser or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement; and

(v)                 No Permits of any Governmental Authority are required for the execution, delivery and performance by Purchaser of, or compliance by Purchaser with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such Permits, if any, that have been obtained prior to the date hereof.

(vi)           Purchaser shall be sufficiently capitalized to perform its obligations under the Program Agreements.

(vii)          The Purchase Price paid by Purchaser on a Closing Date represents the fair market value of the Receivables purchased on such Closing Date.

Section 9.                Representations and Warranties Regarding Individual Accounts and Receivables. Seller hereby represents, warrants and covenants to Purchaser on the Applicable Closing Date, with respect to the Receivables acquired on such date (unless such covenant, representation or warranty is explicitly made as of a different date or dates, in which case Seller represents, warrants and/or covenants to Purchaser on such date or dates), that:

(a)         Seller is the sole legal, beneficial and equitable owner of such Receivable and has good and marketable title thereto, and has the right to assign, sell and transfer such Receivable to Purchaser free and clear of any lien, and Seller has not sold, assigned or otherwise transferred any right or interest in or to such Receivable, and has not pledged such Receivable as collateral for any debt or other purpose except for such pledges or grants of liens that are released on or before the Applicable Closing Date.

(b)         Such Receivable, and any agreement pursuant to which Related Property is pledged to secure such Receivable and each Account Document is the legal, valid and binding obligation of the related Buyer and is enforceable in accordance with its terms, except as such enforcement may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(c)         Each of the applicable Account Documents is complete in all material respects as of the Applicable Closing Date and, if applicable, such Account Documents include all amendments, supplements and modifications thereto as of such date. The terms, covenants and conditions of the Account related to the Receivable have not been waived, altered, impaired, modified or amended prior to the Initial Closing Date except (i) as reflected in the Receivables Schedule, and (ii) in any manner inconsistent with the Servicing Manual and/or the Underwriting Guidelines.

(d)         Neither Seller nor its Affiliates has granted an interest in the Receivables that would impair the rights of Purchaser or payments with respect thereto, except for those interests that have been released on or before the Applicable Closing Date.

(e)         The information set forth on the applicable Receivables Schedule with respect to the following data fields on the related Receivables is true, accurate and correct: (A) Account ID and Plan Type, (B) the Origination Date, (C) Original Account Amount, (D) Unpaid Amount, (E) Interest Rate and Late Fees, (F) Minimum Monthly Payment, (G) Insurance Premium an Original Rate, and all other information set forth on the applicable Receivables Schedule with respect to the related Accounts, is true, accurate and correct in all material respects.

(f)          Such Receivable and the related Account was solicited, originated, and serviced in the ordinary course of business and in compliance with the Underwriting Guidelines in effect as of the date the Account was originated, the applicable Program Agreement, Servicing Manual, and the Account and the related Buyer or Buyers satisfied the credit criteria set forth in the Underwriting Guidelines provided, however, that up to 3.00% of the aggregate original principal amount of all Receivables sold to Purchaser may fail to satisfy the Underwriting Guidelines in effect as of the date the Account was originated.

(g)         Each of the applicable Account Documents is governed by the laws of a state of the United States and was not originated in, nor is it subject to the laws of, any jurisdiction, the laws of which would make unlawful the sale, transfer, pledge of assignment of the Account Documents related to such Account under any of the Program Agreements.

(h)         The Receivable or related Account has not been originated in any jurisdiction in which, and is not subject to, the laws of any jurisdiction under which, the sale, transfer, assignment, setting over, conveyance or pledge of the related Receivable by Seller (without regard to laws applicable to Purchaser) would be unlawful or void.

(i)          The Receivables and related Accounts and the rights with respect to the Receivables and related Accounts are freely assignable and a security interest in any such assets may be granted by Purchaser without the consent of any Person, subject to the rights of the Buyer under the Account Documents.

(j)          The Receivable and Account, together with its Account Documents, was originated in compliance with all applicable Laws (including all applicable usury laws), and Seller has not done anything to prevent or impair such Account from being valid, binding and enforceable against the applicable Buyer.

(k)          The annual percentage rate on such Receivable does not exceed 30% or the maximum annual percentage rate of any applicable jurisdiction.

(l)           Each Account is an obligation of a Buyer that is an individual (or the joint and several obligation of more than one individual) that is a citizen, a permanent resident or a legal resident alien, in each case, of the United States or Canada,

(m)         Each Account is denominated and payable solely in U.S. dollars, and the billing address provided by the related Buyer and the related bank account used for payments via automated clearing house (“ACH”) transfers on such Receivable, if any, are each located in the United States or a U.S. territory.

(n)          Such Receivable is not subject to any right of set-off, or any counterclaim or defense, including the defense of usury that the related Buyer has asserted in writing, nor, to Seller’s knowledge, is any material dispute or litigation threatened with respect to such Account.

(o)          Such Receivable has been fully funded and neither Seller nor Purchaser has any obligation under the Account Documents to advance any additional funds to the related Buyer. All costs, fees and expenses incurred in making and closing the related Account were paid.

(p)         There are no unpaid fees owed to third parties relating to the origination of such Accounts or Receivables, other than Dealer Fees, and that such Dealer Fees are an obligation of Seller.

(q)         Any agreements between the applicable Buyer and Seller are in full force in effect in accordance with its respective terms

(r)          To Seller’s Knowledge, such Receivable and related Account was originated without any fraud or material misrepresentation on the part of the Buyer or any other party.

(s)          As of the date of Seller’s origination, Seller has no knowledge of any fact which should lead it to expect that any Account and Receivable will not be repaid by the relevant Buyer in full.

(t)          The Seller did not use selection procedures that identified the Receivables as being less desirable or valuable than other comparable Receivables originated by Seller. For purposes of clarity, Purchaser understands that Seller may originate Accounts that do not comply with the underwriting criteria described herein with the intent to sell them or an interest therein to other purchasers or capital providers.

(u)          Such Receivable is being transferred from Seller to Purchaser under this Agreement with the intention of removing such Receivable from Seller’s estate pursuant to Section 541 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time. The sale, transfer and assignment by Seller of such Receivable were not made for or on account of an antecedent debt to Purchaser.

(v)          No claim or defense has been raised by the related Buyer against Seller pursuant to the Holder Rule or other applicable Laws.

(w)         No broker was used during the origination of such Receivable or related Account, other than in respect of Dealer Fees which are the obligation of Seller. Purchaser shall have no liability for any Dealer Fees, commissions or similar amounts related to the Receivables purchaser hereunder.

(x)          All Persons involved in the origination of the Receivable and related Account were duly licensed to the extent required under applicable Law, except to the extent that the lack of any such license would not have a Material Adverse Effect.

(y)          Late and insufficient funds fees are no greater than those set by the U.S. Bureau of Consumer Financial Protection pursuant to Regulation Z.

(z)          No Receivables transferred on the Applicable Closing Date are or have been Defaulted Receivables.

(aa)        For Receivables, the proceeds of the related Account must be used to acquire Furniture, Insurance or related products and services.

(bb)       The related Furniture securing or subject to such Receivable was sold by and has been properly delivered or installed (if applicable) and is in good repair, without defects and in satisfactory order. The related Buyer has accepted the related Furniture, and no related Buyer has notified Seller of any existing defects therein which is not in the process of being investigated, addressed or repaired by Seller.

(cc)        For Account Agreements (including any amendments or modifications) that have been converted into an electronic form (“Electronic Copy”) and the related original Account Agreement and any amendments or modifications have been destroyed on or before the Applicable Closing Date in compliance with Seller’s document storage policies (which include the exceptions for preservation of originals where the local utility or governmental authority requires such preservation). Such Electronic Copy is a true and complete copy of such original Account Agreement and any amendments or modifications thereto.

(dd)        Such Account is secured by a valid purchase money security interest and lien on the Furniture securing or subject to the Buyer’s obligations under such Account and the Buyer and Seller have agreed that such Furniture does not constitute a fixture under the applicable UCC.

(ee)        The applicable Buyer is responsible for the payment of all expenses in connection with the maintenance, repair, insurance and taxes for the Furniture and all payments with respect to such Account are payable without condition and notwithstanding any casualty, loss or other damage to such Furniture.

(ff)         As of the Applicable Closing Date, the Furniture related to such Account has not been repossessed due to a Buyer delinquency.

(gg)        The Account Documents with respect to such Receivable provide for acceleration of payments and repossession of the related Furniture securing or subject to such Receivable upon a default by the related Buyer.

(hh)        Each Account is documented on a Account Agreement in substantially the form attached hereto as Exhibit 4 (or such other form as is approved in advance in writing by Purchaser). Such Account Agreement is in full force and effect in accordance with its respective terms, has not been terminated, subordinated or rescinded and no lawsuit is pending or threatened with respect to such Account or Receivable.

(ii)          Any related Account Documents executed electronically were executed in compliance with applicable Laws and Seller’s electronic signature policy.

Section 10.            Survival; Repurchase.

(a)           Survival. It is understood and agreed that the provisions of this Section 10 shall survive the sale of the Receivables sold to Purchaser and any termination of this Agreement and shall inure to the benefit of Purchaser, notwithstanding the examination or lack of examination of any Account File.

(b)           Repurchase. A “Repurchase Event” shall occur:

(i)                 If Seller or Purchaser receives notice of or becomes aware of, or to Seller’s Knowledge, any material breach of any representation or warranty contained in Section 9 by Seller with respect to any Receivable purchased by Purchaser (provided that if any representation in Section 9 contains a materiality qualification, materiality shall only be read into this Section 10(b) to apply once);

(ii)              With respect to any Receivable for which the related Buyer (i) has exercised any applicable right of rescission, or returned or refused Furniture, related to a Receivable purchased by Purchaser, or (ii) has received a rebate, refund, unauthorized charge or billing error that results in the downward adjustment in the Unpaid Amount of a Receivable.

With respect to a Repurchase Event pursuant to clauses (b)(i) and (b)(ii), above, Seller shall promptly notify Purchaser of such Repurchase Event (or, if applicable, Purchaser may notify Seller of such Repurchase Event) and repurchase any Receivables subject to a Repurchase Event on a date mutually agreed to by Seller and Purchaser, which date shall be within a commercially reasonable time period, not to exceed thirty (30) days (except if the parties otherwise agree to extend such time in writing) after Purchaser receives written notice from Seller (or, if applicable, Seller receives written notice from Purchaser) of the event giving rise to the repurchase obligation. If the parties cannot come to an agreement that a Receivable was not an Eligible Receivable on the Applicable Closing Date, Seller must repurchase the Receivable within thirty (30) days after Purchaser provides reasonable evidence that the Receivable was not an Eligible Receivable. On the date of repurchase (the “Repurchase Date”), upon receipt of the Repurchase Price, Purchaser shall transfer all of its right, title and interest in, to, and under such Receivable and all subsequent proceeds thereof to Seller or its designee on an “AS-IS,” “WHERE-IS” basis, without recourse and without representation or warranty other than a warranty of clear and marketable title to such Receivable (unless the failure to be an Eligible Receivable relates to marketability or title, in which case no representation or warranty of clear and marketable title shall be given other than Purchaser’s representation and warranty that Purchaser has not transferred or otherwise assigned or encumbered the Receivable to any Person other than Seller). Each Party shall execute any and all agreements and such other documents, and shall take all other actions, reasonably requested by the other to effect any such required repurchase. Any repurchase by Seller shall be made by the wire transfer or ACH of immediately available funds to the bank account designated by Purchaser sufficiently in advance of such payment as to afford Seller or its designee a reasonable opportunity to arrange for such payment to be made in the ordinary course. The repurchase obligations of Seller to Purchaser under this Section 10 are absolute and unconditional and shall survive termination of this Agreement. Purchaser may, but shall have no obligation to, in its sole discretion, waive Seller’s obligation to repurchase a Receivable. From and after the Repurchase Date, all Collections on each Receivable repurchased by Seller shall be paid to Seller, unless and until such Receivable is subsequently sold to Purchaser on an Applicable Closing Date.

Section 11.            Indemnification.

(a)         Seller Indemnification. Seller shall defend, indemnify and hold Purchaser, its Affiliates, and each of their officers, directors, trustees, employees, members, managers, representatives and agents (each, an “Indemnified Purchaser Party”) harmless from and against any and all claims, liabilities, damages, losses, and expenses (including without limitation, reasonable attorneys’ fees and expenses (other than for a third party claim with respect to which Seller has retained counsel and assumed the defense on behalf of Purchaser in accordance with Section 11(e) and, in all cases, regardless of the capacity in which the indemnified party incurs such liabilities, damages, losses, and expenses), reasonable out-of-pocket costs, interest and penalties) (the “Losses”) incurred by Purchaser in connection with this Agreement to the extent that such Losses arise out of, and are imposed on, any such Indemnified Purchaser Party by reason of (i) any breach of a representation, warranty, covenant or obligation by Seller under this Agreement; (ii) the Holder Rule to the extent expressly applicable to and required to be complied with as it relates to the Receivables; or (iii) fraud, gross negligence, bad faith or willful misconduct of Seller or its employees or agents.

(b)         Purchaser Indemnification. Purchaser shall defend, indemnify and hold Seller, its Affiliates and each of their officers, directors, trustees, employees, members, managers, representatives and agents (each, an “Indemnified Seller Party”) harmless from and against any Losses incurred by Seller in connection with this Agreement to the extent that such Losses arise out of, and are imposed upon any such Indemnified Seller Party by reason of (i) any breach by Purchaser of its obligations under this Agreement or any breach by Purchaser of a representation or warranty contained in this Agreement or (ii) fraud, gross negligence or willful misconduct of Purchaser or its employees or agents. For the avoidance of doubt, and without otherwise limiting Purchaser’s rights to indemnification hereunder, and except as provided for under this Section 11(b), Purchaser hereby acknowledges that it bears the risk of non-payment by the Buyers and other obligors on the Receivables purchased by Purchaser, and indemnification shall not be available for any such non-payment or any Losses directly attributable to such non-payment under this Agreement.

(c)         Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER AND PURCHASER SHALL NOT BE LIABLE TO THE OTHER UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT OR CONSEQUENTIAL OR OTHER DAMAGES RELATING TO PROSPECTIVE PROFITS, INCOME, ANTICIPATED SALES OR INVESTMENTS, OR GOODWILL, OR FOR ANY PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT TO THE EXTENT SUCH LOSSES OR DAMAGES (I) ARE PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM OR (II) RESULT FROM WILLFUL MISCONDUCT, A WILLFUL BREACH OF THIS AGREEMENT, FRAUD OR GROSS NEGLIGENCE.

(d)         Indemnification Procedure. A party entitled to indemnification shall give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party with respect to which it may request indemnification under this Article. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless, and solely to the extent that, the liabilities, damages, losses or expenses to be indemnified could have been avoided with such prompt notification.

(e)         Legal Expenses. An indemnifying party will have the right, upon written notice to the indemnified party within twenty (20) days after receiving notice of a third-party claim, to conduct at its expense the defense against such third-party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel and the indemnified party will have no liability for any compromise or settlement of any third-party claim that is effected without its prior written consent (such consent not to be unreasonably withheld or delayed), unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third-party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third-party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third-party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third-party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third- party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

(f)          Survival. Notwithstanding anything else in this Agreement, this Section 11 shall survive the expiration or termination of this Agreement.

Section 12.            Privacy; Confidentiality.

(a)         Protection of Consumer Information.

(i)               Seller will only use, maintain and/or disclose Consumer Information in compliance with all applicable privacy and security Laws and with the policies set forth in this Section 12(a), and will ensure that Persons to whom it transfers Consumer Information do the same. In the event that Purchaser or any of its Affiliates request Seller to provide it with any Consumer Information, such Person shall have compliance measures in place with respect to such Consumer Information that comply with all applicable privacy and security Laws.

(ii)              Seller will establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Consumer Information. These safeguards will be designed to protect the security, confidentiality and integrity of the Consumer Information, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Buyer or applicant.

(iii)             Seller will ensure that any third party to whom it transfers or discloses Consumer Information (other than a credit agency) signs a written contract in which such third party agrees to (A) restrict its use of Consumer Information to the use specified in the written contract; (B) to comply with all applicable Laws, and (C) implement and maintain appropriate safeguards as stated in clause (ii) above. Seller agrees to transfer or make available to third parties only such Consumer Information as is reasonably necessary to carry out the contemplated task.

(iv)             Seller shall notify Purchaser immediately following discovery or notification of any actual or threatened breach of security of the systems maintained by Seller. Seller agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. Seller also will provide Purchaser with all available information regarding such breach to assist Purchaser in implementing its information security response program. For the purposes of this clause (iv), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Buyer or applicant, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(v)               Notwithstanding anything else contained in this Agreement, neither Seller nor Purchaser will, and neither of them will be obligated to, take any action that either of them believes in good faith would violate, or is reasonably likely to cause either of them to violate, any applicable Laws or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act, as it may be amended from time to time.

(vi)              Seller will use commercially reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Buyers and applicants, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

(b)         Confidentiality.

(i)                Generally. Each party agrees that it will hold all Confidential Information in the strictest confidence and will not disclose or use any Confidential Information for any purpose other than in connection with the performance by such party of its obligations under this Agreement, and shall not disclose any Confidential Information to any third party, except that, subject to Section 13(a), each party may disclose Confidential Information: (A)  to its Affiliates, and its and its Affiliates’ officers, directors, employees, auditors, agents, advisors and attorneys, (B) to its third party service providers, capital providers, and asset funders (to the extend such funders are impacted by the sale of assets) (collectively, “Representatives”) that have agreed in writing with such disclosing party to use and maintain the confidentiality of such Confidential Information in accordance with this Agreement, (C) to any Governmental Authority of such party, (D) potential buyers or assignees of all or any portion of the Receivables, or (E) to the extent such disclosure is required or compelled in any judicial or regulatory Proceeding or is otherwise required by applicable Laws. The parties acknowledge and agree that Seller’s origination, purchase, credit risk management and underwriting strategies constitute Confidential Information of Seller that is subject to the terms and conditions of this Section 13(b) that may not be disclosed to any third party. Each party acknowledges and agrees that it shall be responsible for any breach of this Section 12 by itself or its Representatives.

(ii)              Account Level Data. The parties acknowledge and agree that all account level data, including the application, credit bureau and ongoing account performance history related to the Receivables sold to Purchaser, shall be the property of Seller. Seller hereby grants to Purchaser, a non-exclusive, worldwide, non-sub licensable, royalty-free, fully paid-up license to use, reproduce, prepare derivative works of such account level data to develop, refine, or enhance Seller’s origination, purchase, credit risk management and underwriting strategies. Seller shall provide to Purchaser the ongoing account performance data for the life of each Receivable sold to Purchaser hereunder. Such data shall be treated as Confidential Information of Seller that is subject to the terms and conditions of this Section 12(b).

(iii)            Following the termination of this Agreement, each party agrees that, other than with respect to Confidential Information that has been purged in the ordinary course of such party’s business, it will return or destroy all copies of Confidential Information of the other party, without retaining any copies thereof, and destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided however, that each party may retain such limited copies or materials containing Confidential Information of the other party for customary document retention and audit purposes, as required by applicable Laws, or that has been otherwise archived in the ordinary course of such party’s business and subject to the terms of this Agreement.

(c)         Publications. Seller shall not publish or otherwise distribute any written materials (including any website content or correspondence with Buyers) referencing Purchaser or any of its Affiliates, nor shall it orally discuss or reference Purchaser or any of its Affiliates in connection with any Receivable, Account or the Account Program with any Buyers or Account applicants, in each case, without the express prior written consent of Purchaser. Notwithstanding the foregoing, or any other provision of this Agreement, each of Parent Company of Seller and Purchaser may disclose the existence of this Agreement and the transactions contemplated herein on its Form 8-K filing, and Parent Company of Seller, Seller and/or Purchaser may issue a press release announcing the same substantially in the form of Exhibit 5.

Section 13.            Audits; Regulatory Examinations.

(a)         Audits. During the term of this Agreement, Purchaser may review and audit (the “Audit”) any aspect of the origination, purchase and servicing of the Receivables sold to Purchaser, with such Audit occurring during regular business hours upon thirty (30) days’ prior written notice and requiring no more than 2 Business Days’ commitment by Seller and its employees; provided that any Audit requested in connection with an Event of Default (a “Specified Audit”) shall occur within five (5) Business Days’ prior written notice and shall require no more than five (5) Business Days’ commitment by Seller or its employees (or such longer period time as may reasonably be required by Purchaser). Seller shall cooperate with all reasonable requests and provide Purchaser, or its designees, with all necessary assistance and information in connection with any such audit and shall make its management personnel available to discuss with Purchaser, or its designees, any matters which may arise during such audit. In connection with any such audit, Seller will permit any representatives designated by Purchaser to review Seller’s information processes and controls and compliance practices and procedures. Purchaser may not request an Audit, other than a Specified Audit, to occur more than two times each year (absent an Event of Default), commencing with the Effective Date. Other than with respect to a Specified Audit and one Audit per year, all costs and expenses of any Audit shall be solely paid by Purchaser.

(b)         Regulatory Examinations. Seller agrees to reasonably cooperate with any examination that may be required by any Governmental Authority with audit and examination authority over Purchaser; provided, however, that if such audit is occasioned by the breach of Purchaser’s obligations hereunder, out-of-pocket costs and expenses of such audit (including without limitation reasonable attorneys, accountants and other professional fees) shall be reimbursed and paid by Purchaser.

Section 14.            Merger or Consolidation of Seller.

(a)         Assumption of Obligations. Subject to Purchaser’s termination rights under Section 3(c), any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person (including an Affiliate of Seller) succeeding to all or substantially all of the business or assets of Seller, shall automatically be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, that, notwithstanding the foregoing, upon the closing of any such merger, conversion or consolidation, the successor or surviving Person shall expressly assume in writing all obligations of Seller under this Agreement.

(b)         Notice of Change of Control. Seller shall promptly give written notice to Purchaser in the event that Seller or any direct or indirect holder of equity interests in Seller enters into any agreement or agreements that contemplates (i) the merger or consolidation of Seller with or into any Person, (ii) the sale, transfer or other disposition of any material portion of Seller’s assets or business to any Person (other than the sale of receivables in the normal course of Seller’s business) or (iii) any transfer of equity interests in Seller whereby the Persons beneficially owning, directly or indirectly, the equity interests of Seller as of the date hereof shall cease to beneficially own, directly or indirectly, for any reason, at least 80% of Seller’s outstanding equity interests.

Section 15.            Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the other party when sent by certified mail, return receipt requested, or electronic mail (at such email addresses as a party may designate in accordance herewith), at the respective addresses set forth below:

if to Purchaser:

B. Riley Receivables, LLC

30870 Russell Ranch Road, Suite 250

Westlake Village, CA 91362

Attention: Gina Downs

Phone: (818) 746-9310

E-mail Address: gdowns@brileyfin.com

with a copy, which shall not constitute notice, to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: John Ventola

E-mail Address: jventola@choate.com

if to Seller:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W.

Mulberry, FL 33860

Attention: Mitchell P. Stiles, Senior Vice President- Retail Operations

E-mail Address: Mitchell.Stiles@badcock.com

(863) 425-7506

with a copy, which shall not constitute notice, to:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W.

Mulberry, FL 33860

Attention: Phillip Bayt, Senior Vice President and General Counsel

E-mail Address: phil.bayt@badcock.com

(863) 425-7637

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). The parties may provide other communications hereunder via email, but such communications shall only be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as a return e-mail or other written acknowledgement, but not an automated response such as by the “return receipt requested” function).

Section 16.            Miscellaneous.

(a)         Amendment. This Agreement, including any exhibits or schedules hereto, may be amended from time to time only by an agreement in writing signed by Purchaser and Seller.

(b)         Severability. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Receivable sold to Purchaser shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the parties hereto waive any provision of Laws which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

(c)         Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided.

(d)         GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

(e)         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)          Choice of Forum. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or any court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action, litigation or proceeding of any kind arising out of or relating to this Agreement and agrees to bring any such action, litigation, or proceeding only in such courts. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient form to the maintenance of such action or proceeding in any such court.

(g)         Assignment. This Agreement shall not be assigned, pledged or hypothecated by Seller to a third party without the prior written consent of Purchaser. Purchaser shall have the full right, at its sole discretion, without need to obtain the consent of Seller or any other party, to (i) assign or participate all or a portion of its rights under this Agreement, and (ii) sell, assign, pledge, hypothecate or otherwise transfer any Receivables purchased hereunder.

(h)         General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)               the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)              accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)             references herein to “Sections,” “Exhibits” and other subdivisions without reference to a document are to designated Sections, Exhibits and other subdivisions of this Agreement;

(iv)             the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v)              the term “include” or “including” shall mean without limitation by reason of enumeration;

(i)           Section Headings. Section headings are for convenience only and shall not be part of the terms and conditions of this Agreement.

(j)           Execution; Successors and Assigns. This Agreement, any documents to be delivered pursuant to this Agreement and any notices thereunder, may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any notices thereunder, and signature pages to any of the foregoing, may be transmitted between them by facsimile or by electronic mail and that faxed, PDF or DocuSign (or other e-signature) signatures may constitute original signatures and that a faxed, PDF or DocuSign (or other e-signature) signature page containing the signature (faxed, PDF, DocuSign (or other e-signature) or original) is binding upon the parties. The original documents shall be promptly delivered, if requested. Subject to the express terms hereof, this Agreement shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.

(k)         Further Agreements. Seller and Purchaser each agrees to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreement as may be necessary or appropriate to effectuate the purpose of this Agreement.

(l)          No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and under no circumstances shall Seller or Purchaser be deemed agents of the other.

(m)        Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

(n)         Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

(o)         Force Majeure. No party to this Agreement shall be liable for any failure to perform or delay in its performance of its obligations to the extent such failure or delay is as a result of war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, blockade or embargo (a “Force Majeure Event”). Notwithstanding the foregoing, a Force Majeure Event shall not excuse a party from any of its obligations hereunder or liability for failure to perform (i) if such failure or delay is due to the non-performing party’s (or any of its personnel’s) gross negligence or willful misconduct, including failing to prevent or causing such failure or delay and (ii) to the extent that the non-performing party commercially reasonably could have prevented the failure or delay by reasonable precautions or could not reasonably have circumvented the underlying issues through the use of alternate sources, workaround plans or other means. In the case of a Force Majeure Event to which the previous sentence is not applicable, the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance or unable to perform shall immediately notify the party to whom performance is due, describe at a reasonable level of detail the circumstances causing such delay and keep the other party informed on a daily basis of the status of its efforts to recommence performance of its obligations under this Agreement.

(p)         Further Assurances. At any time or from time to time upon the reasonable request of Purchaser, Seller shall execute and deliver such further documents and do such other acts and things as Purchaser may reasonably request in order to effect fully the purposes of this Agreement and the other Account Documents, and to provide for payment of the Receivables made hereunder, with interest thereon, in accordance with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

W.S. BADCOCK CORPORATION
(Seller)

By:/s/ Robert Burnette
Name: Robert Burnette
Title: Chief Executive Officer

B. RILEY RECEIVABLES, LLC (Purchaser)

By:/s/ Martin Bernstein
Name: Martin Bernstein
Title: Senior Vice President

Signature Page to Master Receivables Purchase Agreement